Exhibit 60

LIBERTY MEDIA CORPORATION
LIBERTY USA HOLDINGS, LLC
12300 Liberty Boulevard
Englewood, CO 80112

December 1, 2010

Mr. Barry Diller

c/o IAC/InterActiveCorp

555 West 18th Street

New York, NY 10011

Dear Sir:

Reference is made to the Amended and Restated Stockholders Agreement, dated as of August 9, 2005 (the “Stockholders Agreement”), between Liberty Media Corporation (“Liberty”) and Mr. Barry Diller (“Diller”).  Capitalized terms used and not defined herein have the meanings provided such terms in the Stockholders Agreement.

Simultaneously with the execution of this letter agreement, (i) Liberty and Liberty USA Holdings, LLC (the “Stockholder” and, together with Liberty, the “Liberty Parties”) are entering into a Stock Exchange Agreement (the “Exchange Agreement”) with the Company and Celebrate Interactive, Inc., a copy of which Exchange Agreement is attached hereto as Exhibit A, pursuant to which, upon the terms and subject to the conditions set forth therein, the Stockholder will exchange with the Company (the “IAC Exchange”) up to 12,799,999 Common Shares (the “IAC Exchange Shares”), which, assuming completion of the transactions contemplated by this letter agreement, are expected to consist of 4,289,499 shares of Common Stock (all of which would be the Common Exchange Shares (as defined below)) and 8,510,500 shares of Class B Common Stock (“IAC Class B Exchange Shares”), for the Company Shares (as defined in the Exchange Agreement) and (ii) the Liberty Parties, Diller and the Company are entering into a letter agreement (the “Termination Letter”) pursuant to which the parties thereto are agreeing that effective upon the closing of the IAC Exchange under the Exchange Agreement, the Governance Agreement will automatically terminate as to Liberty and its Stockholder Group and will cease to be of any further force and effect as to Liberty and its Stockholder Group.  The entering into of the Exchange Agreement and consummation of the IAC Exchange constitute a Transfer of the IAC Exchange Shares, and, accordingly, would be restricted under the Stockholders Agreement and would entitle Diller to exercise certain rights under the Stockholders Agreement, subject to the procedures set forth therein, which he intends to exercise pursuant to this letter agreement.  Each of Liberty and Diller acknowledge and agree that the execution, delivery and performance of its obligations pursuant to and in accordance with the terms of this letter agreement by Liberty constitute satisfaction in full of the obligations of Liberty and the Liberty Stockholder Group under the Stockholders Agreement with respect to the Transfer of the IAC Exchange Shares pursuant to the Exchange Agreement.

Mr. Barry Diller                                                                                                    December 1, 2010

In consideration of the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                                             1.                    Liberty and Diller agree that effective upon the closing of the IAC Exchange under the Exchange Agreement, the Stockholders Agreement is terminated and thereafter will cease to be of any further force and effect and no party thereto will thereafter have any rights or obligations thereunder.

                                             2.                    (a)  Exchange.  Pursuant to and in full satisfaction of his rights under Article IV of the Stockholders Agreement, at the Closing, Diller will exchange (the “Liberty/Diller Exchange”) 4,289,499 shares of Common Stock owned by Diller (the “Common Exchange Shares”) for 4,289,499 shares of Class B Common Stock owned by the Stockholder (the “Liberty/Diller Class B Exchange Shares”), in a transaction intended to qualify, for United States federal income tax purposes, as a tax-free exchange pursuant to Section 1036(a) of the Internal Revenue Code of 1986, as amended (the “Code”), such Liberty/Diller Exchange to occur immediately prior to the closing of the transactions contemplated by the Exchange Agreement.

(b)               Except to the extent otherwise required pursuant to a final determination (within the meaning of Section 1313(a) of the Code, the Liberty Parties and Diller agree not to take any position on any tax return, or take any position for tax purposes, that is inconsistent with the Liberty/Diller Exchange qualifying as a tax-free exchange under Section 1036(a) of the Code.

(c)                The closing of the Liberty/Diller Exchange (the “Closing”) will take place at the time and location of the closing under the Exchange Agreement and will be deemed effective on the date of, and immediately prior to, the completion of the transactions contemplated by the Exchange Agreement.

                                             3.                    (a) At the Closing, the Stockholder will deliver to Diller stock certificates representing the Liberty/Diller Class B Exchange Shares, accompanied by duly executed instruments of transfer, including, without limitation, any required transfer stamps affixed thereto, and Diller will deliver to the Stockholder stock certificates representing the Common Exchange Shares, accompanied by duly executed instruments of transfer (or a confirmation from the Company’s transfer agent of a book-entry transfer of the Common Exchange Shares) including, without limitation, any required transfer stamps affixed thereto.

(b)               At the Closing, the Stockholder (or, if the Stockholder is a disregarded entity for United States federal income tax purposes, the

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Mr. Barry Diller                                                                                                    December 1, 2010

person that is treated as the owner of the Stockholder for United States federal income tax purposes) shall deliver to Diller a duly executed certificate of non-foreign status, substantially in the form of the sample certification set forth in Treasury Regulation Section 1.1445-2(b)(2)(iv)(B).

(c)                At the Closing, the Stockholder and Diller will duly execute and deliver a cross receipt acknowledging the receipt by Diller of the Liberty/Diller Class B Exchange Shares and the receipt by the Stockholder of the Common Exchange Shares.

                                             4.                    Diller and the Liberty Parties agree that, pursuant to the Exchange Agreement, the Liberty Parties will deliver to the Company all shares of Class B Common Stock owned by the Stockholder that are not exchanged for shares of Common Stock in connection with the Liberty/Diller Exchange and will not convert such shares of Class B Common Stock into shares of Common Stock prior to the Transfer of such shares in connection with the IAC Exchange.  Diller (i) consents to the delivery of the shares of Class B Common Stock to IAC in connection with the IAC Exchange (and to IAC’s request that such shares of Class B Common Stock not be converted into shares of Class A Common Stock as specified in the Stockholders Agreement) and (ii) acknowledges that, as a result of the agreements contained in paragraph 1, he has no rights under the Stockholders Agreement with respect to (x) the Transfer by the Stockholder of shares of Common Stock pursuant to the IAC Exchange and (y) the Transfer by the Stockholder of the IAC Class B Exchange Shares pursuant to the IAC Exchange.

                                             5.                    (a)  Representations of the Liberty Parties.  The Liberty Parties, jointly and severally, represent and warrant to Diller as of the date hereof that:  (i) the Stockholder owns of record and beneficially all of the Liberty/Diller Class B Exchange Shares free and clear of all Liens (as defined below), other than any Liens arising (x) under this letter agreement, the Exchange Agreement, the Stockholders Agreement or the Governance Agreement, or created by Diller, the Company or any of their respective Affiliates (as defined below), or (y) under securities laws of general applicability; (ii) immediately after the Closing, Diller will have good and valid title to the Liberty/Diller Class B Exchange Shares free and clear of all Liens, other than (x) Liens created by Diller, the Company or any of their respective Affiliates, or (y) arising under securities laws of general applicability; (iii) each of the Liberty Parties is a Delaware corporation or limited liability company duly organized, as the case may be, validly existing and in good standing under the laws of the State of Delaware, and has full power and authority to execute and deliver this letter agreement and the Termination Letter and to consummate the transactions contemplated hereby and                                     thereby; (iv) the execution, delivery and performance by each Liberty Party of this letter agreement and the Termination Letter and the consummation by each Liberty Party of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or other legal action; (v) this letter agreement and the Termination Letter have each been duly and validly executed and delivered by each of the Liberty Parties and, assuming the due execution and delivery hereof and thereof by Diller and the Company, as applicable, each is a valid, binding  and enforceable agreement of each of the Liberty Parties, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies; (vi) the execution, delivery and performance by each Liberty Party of this letter agreement and the Termination Letter does not and will not require any Liberty Party to obtain any consent, approval, order, permit, license or authorization (collectively, “Consents”) under any law or any contract to which any Liberty Party is a party or by which any of the assets or properties of any Liberty Party is bound or make or file any requisite registration, qualification, declaration or other statement (collectively, “Filings”) with any federal, state, local or foreign government or any court of competent jurisdiction, regulatory or administrative agency or commission or other governmental authority or instrumentality, domestic or foreign or supranational (each, a “Governmental Authority”) except for (x) any such Consents required from the Company or Diller, and any such Filings required under applicable securities laws, and (y) such other Consents the failure of which to have been obtained, and such other Filings the failure of which to have been made, individually or in the aggregate, would not reasonably be expected to impair the ability of the Stockholder to deliver to Diller good and valid title to the Liberty/Diller Class B Exchange Shares, free and clear of all Liens; (vii) the execution, delivery and performance by each Liberty Party of this letter agreement and the Termination Letter will not (x) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation, certificate of formation, bylaws or operating agreement of such Person, or (y) contravene, conflict with, or result in a violation or breach of any provision of any applicable law or any contract to which any Liberty Party is a party or by which any of the assets or properties of any Liberty Party is bound, except, in the case of this clause (y), any such contraventions, conflicts, violations or breaches, that, individually or in the aggregate, would not reasonably be expected to impair the ability of the Stockholder to deliver to Diller good and valid title to the Liberty/Diller Class B Exchange Shares, free and clear of all Liens; and (viii) each Liberty Party

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Mr. Barry Diller                                                                                                    December 1, 2010

                                    has had the opportunity to ask the Company (and receive answers from the Company to) any questions it had regarding the Company’s operations and prospects.

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Mr. Barry Diller                                                                                                    December 1, 2010

(b)               Representations of Diller.  Diller represents and warrants to the Liberty Parties as of the date hereof that:  (i) Diller owns of record and beneficially all of the Common Exchange Shares, free and clear of all Liens, other than any Liens arising (x) under this letter agreement, the Stockholders Agreement or the Governance Agreement, or created by the Liberty Parties or any of their respective Affiliates, or (y) under securities laws of general applicability; (ii) immediately after the Closing, the Stockholder will have good and valid title to the Common Exchange Shares, free and clear of all Liens, other than (x) any Liens created by the Liberty Parties or any of their respective Affiliates, or (y) arising under securities laws of general applicability; (iii) Diller has all requisite legal capacity to execute, deliver and perform this letter agreement and the Termination Letter and to consummate the transactions contemplated hereby and thereby; (iv) this letter agreement and the Termination Letter have each been duly and validly executed and delivered by Diller and, assuming the due execution and delivery hereof and thereof by the Liberty Parties and the Company, as applicable, each is a valid, binding and enforceable agreement of Diller, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies; (v) Diller is a sophisticated investor and an accredited investor (as defined in Rule 501(a) of Regulation D of the Securities Act), with sufficient knowledge and experience in financial and business matters to evaluate the merits and risks of the transactions contemplated hereby and Diller acknowledges that the Liberty/Diller Class B Exchange Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act; (vi) the execution, delivery and performance by Diller of this letter agreement and the Termination Agreement does not and will not require Diller to obtain any Consent under any law or any contract to which Diller is a party or by which any of his assets or properties is bound or make or file any Filings with any Governmental Authority except for (x) any such Consents required from the Company or a Liberty Party, and  any such Filings required under applicable securities laws, and (y) such other Consents the failure of which to have been obtained, and such other Filings the failure of which to have been made, individually or in the aggregate, would not reasonably be expected to impair the ability of Diller to deliver to the Stockholder good and valid title to the Common Exchange Shares free and clear of all Liens; (vii) the execution, delivery and performance by Diller of this letter agreement and the Termination Letter will not contravene, conflict with, or result in a violation or breach of any provision of any applicable law or any contract to which Diller is a party or by which any of his assets or properties is bound, except as would not reasonably be expected to, individually or in the aggregate, or impair the ability of Diller to deliver to the Stockholder good and valid title to the Common Exchange Shares, free and clear of all Liens.

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Mr. Barry Diller                                                                                                    December 1, 2010

                                             6.                    As used in this letter agreement, the following terms have the respective meanings set forth below.

(a)                “Affiliate” means, with respect to any Person, any other Person directly or indirectly  controlling, controlled by or under common control with such Person.  For purposes of this definition, the term “control” (including its correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.  For the purposes of this definition, none of the Company, Diller, Liberty or the Stockholder will be treated as an Affiliate of the others, other than Liberty and the Stockholder which will be treated as Affiliates of each other so long as they remain so associated.

(b)               “Lien” means any lien, mortgage, pledge, security interest, encumbrance or other similar security arrangement which grants to any Person any security interest, including any restriction on the transfer of any asset, any right of first offer, right of first refusal, right of first negotiation or any similar right in favor of any Person, any restriction on the receipt of any income derived from any asset and any limitation or restriction on the right to own, vote, sell or otherwise dispose of any security.

                                             7.                    This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

                                             8.                    Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this letter agreement will be brought exclusively in the Delaware Chancery Courts, or, if the Delaware Chancery Courts do not have subject matter jurisdiction, in the state courts of the State of Delaware located in Wilmington, Delaware, or in any other venue required by Delaware law, or in the federal courts located in the State of Delaware.  Each of the                                     parties hereby consents to personal jurisdiction in any such action, suit or proceeding brought in any such court (and of the appropriate appellate courts therefrom) and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10 shall be deemed effective service of process on such party.

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Mr. Barry Diller                                                                                                    December 1, 2010

                                             9.                     EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

                                           10.                  The parties acknowledge and agree that irreparable damage would occur in the event that any provision of this letter agreement were not to be performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this letter agreement and to enforce specifically the performance of terms and provisions of this letter agreement in any court referred to in Section 8 hereof without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity.  The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

                                           11.                  Except as otherwise provided herein, any notice, request, claim, demand, waiver or other communication under this letter agreement will be in writing and will be deemed to have been duly given if delivered personally or mailed, certified or registered mail with postage prepaid, or sent by overnight courier or confirmed facsimile, as follows:

                        if to either Liberty Party, to:

                        Liberty Media Corporation
                        12300 Liberty Boulevard
                        Englewood, Colorado 80112
                         Attn:  Charles Y. Tanabe, Esq.
                        Facsimile: (720) 875-5858

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Mr. Barry Diller                                                                                                    December 1, 2010

                        with a copy to:

                        Baker Botts LLP
                        30 Rockefeller Plaza
                        44th Floor

                        New York, New York  10112
                        Attn:  Frederick H. McGrath, Esq.
                        Facsimile: (212) 259-2530

                        if to Diller, to:

                        c/o IAC/InterActiveCorp
                        555 West 18th Street

                        New York, New York 10011
                        Attn:  General Counsel

                        Facsimile: (212) 632-9551

                        with a copy to:

                        Wachtell, Lipton, Rosen & Katz
                        51 West 52nd Street
                        New York, New York  10019
                        Attn:  Pamela S. Seymon, Esq.
                        Facsimile: (212) 403-2000

                                           12.                  (a)  Neither this letter agreement nor any of the rights or obligations under this letter agreement shall be assigned, in whole or in part (except by operation of law pursuant to a merger whose purpose is not to avoid the provisions of this letter agreement), by any party without the prior written consent of the other parties hereto; provided that Liberty will have the right to assign its rights under this letter agreement to the Company (any such assignment not to relieve Liberty of any of its obligations hereunder).  Subject to the foregoing, the provisions of this letter agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns including, without limitation, with respect to Diller, his heirs, estate and personal representatives.

(b)               This letter agreement may be executed in separate counterparts each of which will be an original and all of which taken together will constitute one and the same agreement.

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Mr. Barry Diller                                                                                                    December 1, 2010

(c)                If, subsequent to the date hereof, further documents are reasonably requested in order to carry out the provisions and purposes of this letter agreement, the parties hereto will execute and deliver such further documents.

(d)               This letter agreement, together with the Termination Letter, constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection herewith, and no covenant or representation not expressed in this letter agreement will affect, or be effective to interpret, change or restrict, the express provisions of this letter agreement.  The parties hereto acknowledge and agree that the Exchange Agreement is being executed and delivered simultaneously with the execution and delivery of this letter agreement and that the transactions contemplated hereby will be completed immediately prior to the completion of the transactions contemplated by the Exchange Agreement.  For the avoidance of doubt, none of this letter agreement, the Termination Letter nor any other documentation entered into in connection with the transactions contemplated hereby or by the Exchange Agreement shall have any effect on, or otherwise affect the fully continuing validity and enforceability of, arrangements with respect to Expedia, Inc., including without limitation the governance agreement and stockholders agreement with respect thereto.

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Mr. Barry Diller                                                                                                    December 1, 2010

If the foregoing is consistent with your understanding, please so indicate by your signature below, which will constitute the agreement of the parties hereto.

LIBERTY MEDIA CORPORATION

By: /s/ Michael Zeisser

      Name: Michael Zeisser

      Title: Senior Vice President

LIBERTY USA HOLDINGS, LLC

By:      Liberty Programming Company
 LLC, its sole member and manager

By:   LMC Capital LLC, its sole
member and manager

By: /s/ Michael Zeisser

      Name:  Michael Zeisser

      Title: Senior Vice President

Accepted and Agreed:

/s/ Barry Diller

Barry Diller

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Exchange Agreement